As filed with the Securities and Exchange Commission on November 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SiteOne Landscape Supply, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4056061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

(Address of Principal Executive Offices) (Zip Code)

SiteOne Savings and Investment Plan

(Full title of the plan)

Briley Brisendine

Executive Vice President, General Counsel and Secretary

SiteOne Landscape Supply, Inc.

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

(Name and address of agent for service)

(470) 277-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share (1)	450,000	$61.32	$27,594,000	$3,436

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the SiteOne Savings and Investment Plan as a result of any stock dividend, stock split, recapitalization or other similar adjustment of the Registrant’s common stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of SiteOne Landscape Supply, Inc. as reported on the New York Stock Exchange on November 8, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the SiteOne Savings and Investment Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION

STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that SiteOne Landscape Supply, Inc. (the “Company”) has previously filed with the Commission are incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended January 1, 2017 filed with the Commission on March 15, 2017;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2017, July 2, 2017 and October 1, 2017;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2017, March 23, 2017, May 18, 2017, May 24, 2017, June 23, 2017 (Item 5.02 only) and August 17, 2017; and

(d) the description of the Company’s common stock, $0.01 par value per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 2, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s Second Amended and Restated Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The Company’s Second Amended and Restated Certificate of Incorporation and its Second Amended and Restated By-laws require the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the Company’s board of directors. The Company’s Second Amended and Restated Certificate of Incorporation and its Second Amended and Restated By-laws provide that the Company is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

In connection with the Company’s initial public offering, it entered into indemnification agreements with each of its directors. The Company has also entered into indemnification agreements with each of Mr. Diaz, Mr. Dunbar, Mr. Grebe and Ms. Isbell. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s Second Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors’ and Officers’ Liability Insurance

The Company has obtained directors’ and officers’ liability insurance which insures against certain liabilities that its directors and officers and the directors and officers of its subsidiaries may, in such capacities, incur.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, as amended, the Company has submitted and hereby undertakes to submit the Plan and any amendment thereto to the IRS in a timely manner and has made and will continue to make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

3.1	Second Amended and Restated Certificate of Incorporation of SiteOne Landscape Supply, Inc., is incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-8 of SiteOne Landscape Supply, Inc., Registration No. 333-211422.

3.2	Second Amended and Restated By-Laws of SiteOne Landscape Supply, Inc., is incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 of SiteOne Landscape Supply, Inc., Registration No. 333-211422.

4.1	Form of Common Stock Certificate, is incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of SiteOne Landscape Supply, Inc., Registration No. 333-206444.

10.1	SiteOne Savings and Investment Plan.

10.2	Amendment to SiteOne Savings and Investment Plan.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature pages).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, SiteOne Landscape Supply, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on November 9, 2017.

SITEONE LANDSCAPE SUPPLY, INC.

By:	/s/ Briley Brisendine
Briley Brisendine
Executive Vice President, General Counsel and Secretary

The Plan. Pursuant to the requirements of the Securities Act of 1933, SiteOne Landscape Supply, Inc., as Plan Administrator, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on November 9, 2017.

SITEONE SAVINGS AND INVESTMENT PLAN

By: Benefits Committee of SiteOne Landscape Supply, Inc.

By:	/s/ Pat Azogu
Pat Azogu, Committee Member

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Doug Black, John Guthrie and Briley Brisendine, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Doug Black Doug Black	Director, Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	November 9, 2017

/s/ Jon T. Guthrie John T. Guthrie	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	November 9, 2017

/s/ William W. Douglas, III William W. Douglas, III	Lead Director	November 9, 2017

/s/ Fred M. Diaz Fred M. Diaz	Director	November 9, 2017

/s/ W. Roy Dunbar W. Roy Dunbar	Director	November 9, 2017

/s/ Michael J. Grebe Michael J. Grebe	Director	November 9, 2017

/s/ Jeri L. Isbell Jeri L. Isbell	Director	November 9, 2017

/s/ Paul S. Pressler Paul S. Pressler	Director	November 9, 2017

/s/ David H. Wasserman David H. Wasserman	Director	November 9, 2017

/s/ Jack L. Wyzomierski Jack L. Wyszomierski	Director	November 9, 2017